Exhibit 99.1

BPZ Resources Inc. Elects Grace Period for Repayment of Convertible Bond Principal and Interest

HOUSTON, TX- March 2, 2015 – BPZ Resources, Inc. (NYSE: BPZ) (BVL: BPZ) today announced that it will exercise a provision under the bond indenture for the 6.5% Convertible Notes due March 1, 2015 with an outstanding principal amount of $60 million ("collectively, the Notes"), whereby the Company will avail itself of the 10-day grace period provided for in the Indenture on principal and a 30-day grace period on interest due for a total amount due of approximately $62 million. Once exercised, the grace periods will expire on March 10, 2015 for principal and March 30, 2015 for interest.

The Company is engaged in discussions with representatives of certain holders of the Notes of the Company’s Convertible Bonds issued with combined outstanding principal amounts of $229 million, maturing March 1, 2015 and October 1, 2017. These discussions include among other items, the potential terms under which one or both bond issues could be restructured to provide a capital structure which would allow the Company to continue developing its oil and gas assets. Discussions are also underway with other potential investors regarding alternative financing solutions.

While the Company is reviewing several options, an appropriate solution may not be found during the grace period. If the Company does not make the payment due on the 2015 Notes and a resolution cannot be reached by the end of the grace period, the Company would be in default under the terms of the 2015 Indenture. This action would result in cross-defaults to the 2017 Convertible Bond issue, and could force the Company to seek Chapter 11 Bankruptcy protection, which is designed to provide protection from creditors while a company seeks restructuring and financing solutions to enable it to remain an economically viable business.

ABOUT BPZ ENERGY

BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 1.9 million net acres in offshore and onshore Peru. The Company holds a 51% working interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. The Company also holds 100% working interests in three onshore blocks. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include: the availability and access, in general, of funds to meet principal and interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings and alternative financing sources and, in particular, our ability to fund debt obligations; the outcome of our discussions with certain note holders regarding restructuring our bonds; our ability to comply with all covenants in our indentures, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions; our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position, especially given recent volatility and disruption in the oil and gas industry; successful operation of our new platform in Corvina; the success of our project financing efforts; accuracy of well test results; results of seismic testing; well refurbishment efforts; successful production of indicated reserves; satisfaction of well test period requirements; successful installation of required permanent processing facilities; receipt of all required permits; the successful management of our capital expenditures; and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Contact:

A. Pierre Dubois

Director, Investor Relations & Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com